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
Exhibit 16 under Form N-1A
Exhibit 99 under Item 601/Reg. S-K

Schedule for Computation of               Initial
Fund Performance Data                     Invest of:     $1,000
                                          Offering
Federated Limited Duration Fund           Price/Share=   $10.00
Institutional Shares
Return Since Inception 9/30/96            NAV=           $9.96
  ending 3/31/97

FYE:  September 30, 1997
                                                         Beginning                 Capital   Reinvest Ending                Total
DECLARED:  Daily                          Reinvest       Period      Dividend      Gain      Price    Period   Ending    Investment
PAID:  Monthly                            Dates          Shares      /Share        /Share    /Share   Shares   Price       Value
                                          9/30/96        100.000     0.002929936   0.00000   $10.00   100.029  $10.00    $1,000.29
                                          10/31/96       100.029     0.055356423   0.00000   $10.06   100.580  $10.06    $1,011.83
                                          11/11/96       100.580     0.000000000   0.02040   $10.05   100.784  $10.05    $1,012.88
                                          11/30/96       100.784     0.055202353   0.00000   $10.08   101.336  $10.08    $1,021.47
                                          12/31/96       101.336     0.055598673   0.00000   $10.05   101.896  $10.05    $1,024.06
                                          1/31/97        101.896     0.054637712   0.00000   $10.05   102.450  $10.05    $1,029.63
                                          2/28/97        102.450     0.052804977   0.00000   $10.02   102.990  $10.02    $1,031.96
                                          3/31/97        102.990     0.051646070   0.00000   $9.96    103.524   $9.96    $1,031.10



$1,000 (1+T) = Ending Value
T =                                       3.08%





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